Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION
OF SPIRIT AVIATION HOLDINGS, INC.

It is hereby certified that:

1. The name of the corporation is Spirit Aviation Holdings, Inc.

2. The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was February 27, 2025.

3. Pursuant to sections 242 and 245, the Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

ARTICLE I - NAME

The name of the corporation is Spirit Aviation Holdings, Inc. (the “Corporation”).

ARTICLE II - REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III - PURPOSE AND DURATION

The purpose of the Corporation is to engage in any lawful activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended (the “DGCL”). The Corporation is to have a perpetual existence.

ARTICLE IV - CAPITAL STOCK

Section 1.  Authorized Shares. The total number of shares of stock which the Corporation is authorized to issue is 410,000,000 shares, of which 400,000,000 shares shall be a class designated as Common Stock, par value $0.0001 per share (the “Common Stock”), and 10,000,000 shares shall be a class designated as Preferred Stock, par value $0.0001 per share (the “Preferred Stock”). Except as otherwise provided in any certificate of designations of any series of Preferred Stock, the number of authorized shares of the class of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares of such class then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), voting together as a single class, without a separate vote of the holders of the class or classes the number of authorized shares of which are being increased or decreased, unless a vote by any holders of one or more series of Preferred Stock is required by the express terms of any series of Preferred Stock as provided for or fixed pursuant to the provisions of this Article IV. For the avoidance of doubt, and notwithstanding the preceding sentence, the Corporation elects to be governed by Sections 242(d) and 245 of the DGCL.

Section 2.  Common Stock. Except as otherwise required by law, as provided in this Certificate, and as otherwise provided in the resolution or resolutions, if any, adopted by the board of directors of the Corporation (the “Board of Directors”) with respect to any series of the Preferred Stock, the holders of the Common Stock shall exclusively possess all voting power; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate (or on any amendment to a certificate of designations of any series of Preferred Stock) that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled to vote, either separately or together with the holders of one or more other such series, on such amendment pursuant to this Certificate (or pursuant to a certificate of designations of any series of Preferred Stock) or pursuant to the DGCL. Each holder of shares of Common Stock shall be entitled to one vote for each share it holds.

Subject to the rights of holders of any series of outstanding Preferred Stock, holders of shares of Common Stock shall have equal rights of participation in the dividends in cash, stock, or property of the Corporation when, as and if declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor and shall have equal rights to receive the assets and funds of the Corporation available for distribution to stockholders in the event of any liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or involuntary. There shall be no cumulative voting.

Section 3.  Preferred Stock. The Board of Directors is hereby authorized to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional, or other rights (including special rights), if any, and any qualifications, limitations, or restrictions thereof, of the shares of such series, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors. The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, the number of which was fixed by it, subsequent to the issuance of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in this Amended and Restated Certificate of Incorporation or the resolution of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

(a)   the designation of the series;

(b)   the number of shares of the series;

(c)   the dividend rate or rates on the shares of that series, whether dividends will be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(d)   whether the series will have voting rights, generally or upon specified events, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(e)   whether the series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(f)   whether or not the shares of that series shall be redeemable, in whole or in part, at the option of the Corporation or the holder thereof, and if made subject to such redemption, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemptions, which amount may vary under different conditions and at different redemption rates;

(g)   the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;

(h)   the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series;

(i)   the restrictions, if any, on the issue or reissue of any additional Preferred Stock; and

(j)   any other relative rights, preferences, and limitations of that series.

Section 4.  Nonvoting Equity Securities. The Corporation shall not issue nonvoting equity securities; provided, however, the foregoing restriction shall (a) have no further force and effect beyond that required under Section 1123(a)(6) of title 11 of the United States Code (the “Bankruptcy Code”), (b) only have such force and effect for so long as Section 1123 of the Bankruptcy Code is in effect and applicable to the Corporation, and (c) in all events may be amended or eliminated in accordance with applicable law as from time to time may be in effect. The prohibition on the issuance of nonvoting equity securities is included in this Certificate in compliance with Section 1123(a)(6) of the Bankruptcy Code.

Section 5.  Power to Sell and Purchase Shares. Subject to the requirements of applicable law, the Corporation shall have the power to issue and sell all or any part of any shares of any class of stock herein or hereafter authorized to such persons, and for such consideration, as the Board of Directors (or, if applicable, the person or body to whom the Board of Directors delegates such authority in accordance with the DGCL), shall from time to time, in its discretion determine, whether or not greater consideration could be received upon the issue or sale of the same number of shares of another class, and as otherwise permitted by law. Subject to the requirements of applicable law, the Corporation shall have the power to purchase any shares of any class of stock herein or hereafter authorized from such persons, and for such consideration, as the Board of Directors (or, if applicable, the person or body to whom the Board of Directors delegates such authority in accordance with the DGCL), shall from time to time, in its discretion determine, whether or not less consideration could be paid upon the purchase of the same number of shares of another class, and as otherwise permitted by law.

ARTICLE V - RESTRICTIONS ON OWNERSHIP

Section 1.  Limitations of Ownership by Non-Citizens. At no time shall persons who are not “citizens of the United States” (as such term is defined in Title 49, United States Code, Section 40102 and administrative interpretations thereof issued by the Department of Transportation or its successor, or as the same may be from time to time amended, supplemented or succeeded, “Applicable Laws”) (“Non-Citizens”) Own or Control (as defined below) more than (a) 25% of the voting power of the Stock (as defined below) (the “Permitted Percentage”) or (b) 49% of the Corporation’s capital stock (including Common Stock and any other securities which are considered to be part of the Corporation’s total outstanding equity under Applicable Laws). In the event that Non-Citizens shall Own or Control any shares of capital stock of the Corporation, the voting rights of such persons shall be subject to automatic suspension to the extent required to ensure that the Corporation is in compliance with applicable provisions of law and regulations relating to ownership or control of a U.S. air carrier. For purposes of this Article V, (a) “Beneficial Ownership,” “Beneficially Owned” or “Owned Beneficially” refers to beneficial ownership as defined in Rule 13d-3 (without regard to the 60-day provision in paragraph (d)(l)(i) thereof) under the Securities Exchange Act of 1934, as amended, (b) “Own or Control” or “Owned or Controlled” shall mean (x) ownership of record, (y) beneficial ownership or (z) the power to direct, by agreement, agency or in any other manner, the voting of Stock; and (c) “Stock” shall mean the outstanding capital stock of the Corporation entitled to vote; provided, however, that for the purpose of determining the voting power of Stock that shall at any time constitute the Permitted Percentage, the voting power of Stock outstanding shall not be adjusted downward solely because shares of Stock may not be entitled to vote by reason of any provision of this Article V. Any determination by the Board of Directors as to whether Stock is Owned or Controlled by a Non-Citizen shall be final for purposes of determining compliance with this Article V; provided that the foregoing shall not (i) modify the fiduciary duties of directors, (ii) limit director liability in a manner that is not permitted by Section 102(b)(7) of the DGCL or (iii) alter the standard of review a court of competent jurisdiction may apply to review a decision of the Board of Directors for compliance with the directors’ fiduciary duties.

Section 2.  Legend. Each certificate or other representative document for capital stock of the Corporation with voting rights (including each such certificate or representative document for such capital stock issued upon any permitted transfer of capital stock) shall contain a legend in substantially the following form:

THE SECURITIES OF SPIRIT AVIATION HOLDINGS, INC. REPRESENTED BY THIS CERTIFICATE OR DOCUMENT ARE SUBJECT TO VOTING RESTRICTIONS WITH RESPECT TO CERTAIN SECURITIES HELD BY PERSONS OR ENTITIES THAT FAIL TO QUALIFY AS “CITIZENS OF THE UNITED STATES” AS THE TERM IS DEFINED IN SECTION 40102(a)(15) OF SUBTITLE VH OF TITLE 49 OF THE UNITED STATES CODE, AS AMENDED, IN ANY SIMILAR LEGISLATION OF THE UNITED STATES ENACTED IN SUBSTITUTION OR REPLACEMENT THEREFOR, AND AS INTERPRETED BY THE DEPARTMENT OF TRANSPORTATION, ITS PREDECESSORS AND SUCCESSORS, FROM TIME TO TIME. SUCH VOTING RESTRICTIONS ARE CONTAINED IN THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND THE BYLAWS OF SPIRIT AVIATION HOLDINGS, INC., AS THE SAME MAY BE AMENDED OR RESTATED FROM TIME TO TIME. A COMPLETE AND CORRECT COPY OF SUCH

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND THE BYLAWS SHALL BE FURNISHED FREE OF CHARGE TO THE HOLDER OF THE SECURITIES REPRESENTED HEREBY UPON WRITTEN REQUEST TO THE SECRETARY OF SPIRIT AVIATION HOLDINGS, INC.

Section 3.  Ownership Policy. It is the policy of the Corporation that, consistent with the requirements of the Applicable Laws, Non-Citizens shall not Own or Control more than the Permitted Percentage and, if Non-Citizens nonetheless at any time Own or Control more than the Permitted Percentage, the voting rights of the Stock in excess of the Permitted Percentage shall be automatically suspended in accordance with Sections 4 and 5 of this Article V.

Section 4.  Foreign Stock Record. The Corporation or its transfer agent shall maintain a separate stock record (the “Foreign Stock Record”) in which shall be registered Stock known to the Corporation to be Owned or Controlled by Non-Citizens. It shall be the duty of each stockholder to register his, her or its Stock if such stockholder is a Non-Citizen. A Non-Citizen may, at its option, register any Stock to be purchased pursuant to an agreement entered into with the Corporation, as if Owned or Controlled by it, upon execution of a definitive agreement. Such Non-Citizen shall register his, her or its Stock by sending a written request to the Corporation, noting both the execution of a definitive agreement for the purchase of Stock and the anticipated closing date of such transaction. If the Non-Citizen fails to send the Corporation a written notice confirming that the closing occurred within ten days of such closing, then the Corporation or its transfer agent shall remove such Stock from the Foreign Stock Record. For the sake of clarity, any Stock registered as a result of the execution of a definitive agreement shall not have any voting or other ownership rights until the closing of that transaction. In the event that the sale pursuant to such definitive agreement is not consummated in accordance with such agreement (as may be amended), such Stock shall be removed from the Foreign Stock Record without further action by the Corporation. The Foreign Stock Record shall include (i) the name and nationality of each such Non-Citizen and (ii) the date of registration of such shares in the Foreign Stock Record. In no event shall shares in excess of the Permitted Percentage be entered on the Foreign Stock Record (such status to first be determined 120 days following the effective date of the Corporation’s Joint Plan of Reorganization filed in its Chapter 11 cases).  In the event that the Corporation shall determine that Stock registered on the Foreign Stock Record exceeds the Permitted Percentage, sufficient shares shall be removed from the Foreign Stock Record so that the number of shares entered therein does not exceed the Permitted Percentage. Stock shall be removed from the Foreign Stock Record in reverse chronological order based upon the date of registration therein.

Section 5.  Suspension of Voting Rights. If at any time the number of shares of Stock known to the Corporation to be Owned or Controlled by Non-Citizens exceeds the Permitted Percentage, the voting rights of Stock Owned or Controlled by Non-Citizens and not registered on the Foreign Stock Record at the time of any vote or action of the stockholders of the Corporation shall, without further action by the Corporation, be suspended. Such suspension of voting rights shall automatically terminate upon the earlier of the (i) transfer of such shares to a person or entity who is not a Non-Citizen, or (ii) registration of such shares on the Foreign Stock Record, subject to the last two sentences of Section 4 of this Article V.

Section 6.  Certification of Citizenship.

(a)   The Corporation may by notice in writing (which may be included in the form of proxy or ballot distributed to stockholders in connection with the annual meeting or any special meeting of the stockholders of the Corporation, or otherwise) require a person that is a holder of record of Stock or that the Corporation knows to have, or has reasonable cause to believe has, Beneficial Ownership of Stock to certify in such manner as the Corporation shall deem appropriate (including by way of execution of any form of proxy or ballot of such person) that, to the knowledge of such person:

(i)   all Stock as to which such person has record ownership or Beneficial Ownership is Owned or Controlled only by citizens of the United States; or

(ii)   the number and class or series of Stock owned of record or Beneficially Owned by such person that is Owned or Controlled by Non-Citizens is as set forth in such certificate.

(b)   With respect to any Stock identified in response to clause (i) above, the Corporation may require such person to provide such further information as the Corporation may reasonably require in order to implement the provisions of this Article V;

(c)   For purposes of applying the provisions of this Article V with respect to any Stock, in the event of the failure of any person to provide the certificate or other information to which the Corporation is entitled pursuant to this Section 6, the Corporation shall presume that the Stock in question is Owned or Controlled by Non-Citizens.

ARTICLE VI - BOARD OF DIRECTORS

Section 1.  Powers of the Board. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors except as otherwise provided herein or required by law. In addition to the powers and authority expressly conferred upon them by applicable law or by this Certificate or the Bylaws of the Corporation (as amended, restated, or modified from time to time, the “Bylaws”), the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

Section 2.  Number of Directors. Except as may be provided in a resolution or resolutions of the Board of Directors providing for any series of Preferred Stock with respect to any directors elected (or to be elected) by the holders of such series, the total number of directors constituting the entire Board of Directors shall consist of not less than three (3) nor more than twelve (12) members, with the precise number of directors to be determined from time to time exclusively by a vote of a majority of the entire Board of Directors.

Section 3.  Removal of Directors. Subject to any rights of the holders of any series of Preferred Stock to remove directors and except as otherwise required by applicable law, the Board of Directors or any individual director may be removed from office at any time with or without cause by the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of voting stock of the Corporation entitled to vote thereon.

Section 4.  Vacancies. Except as may be provided in a resolution or resolutions providing for any series of Preferred Stock with respect to any directors elected (or to be elected) by the holders of such series and except as otherwise required by law, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of the Board of Directors, or sole remaining director, and not by the stockholders.

Section 5.  Bylaws. In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized to adopt, amend, alter or repeal Bylaws without any action on the part of the stockholders. Notwithstanding the foregoing, the stockholders shall also have the power to adopt, amend, alter, or repeal the Bylaws; provided that, in addition to any affirmative vote of the holders of any particular class or series of capital stock of the Corporation required by applicable law or this Certificate, such adoption, amendment, alteration, or repeal shall be approved by the affirmative vote of the holders of at least 66 2/3% of the voting power of all the then-outstanding shares of the stock entitled to vote thereon provided, further, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board of Directors that would have been valid if such Bylaws had not been adopted.

Section 6.  Elections of Directors. Elections of directors need not be by ballot unless the Bylaws shall so provide.

Section 7.  Officers. Except as otherwise expressly delegated by resolution of the Board of Directors, the Board of Directors shall have the exclusive power and authority to appoint and remove officers of the Corporation.

ARTICLE VII - STOCKHOLDERS

Section 1.  Actions by Consent. Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected only at a duly called annual or special meeting of such stockholders and may not be effected by any written consent in lieu of a meeting by such stockholders.

Section 2.  Special Meetings of Stockholders. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation shall be called only by: (i) the Board of Directors or the Chair of the Board of Directors; or (ii) the Secretary of the Corporation, following receipt of one or more written demands to call a special meeting of the stockholders from stockholders of record who own, in the aggregate, at least 25% of the voting power of the outstanding shares of the Corporation then entitled to vote on the matter or matters to be brought before the proposed special meeting that complies with the procedures for calling a special meeting of the stockholders as may be set forth in the Bylaws and complies with the other requirements and limitations set forth in the Bylaws.

ARTICLE VIII - LIABILITY AND INDEMNIFICATION

Section 1.  Director Liability. To the maximum extent permitted by the DGCL, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the Director derived an improper personal benefit. If the DGCL is amended after the effective date of this Certificate to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. No amendment to, modification of, or repeal of this Article VIII, Section 1 shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

Section 2.  Officer Liability. To the fullest extent permitted by the DGCL, an Officer (as defined below) of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as an Officer of the Corporation, except for liability (a) for any breach of the Officer’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for any transaction from which the Officer derived an improper personal benefit, or (d) in any action by or in the right of the Corporation.  If the DGCL is amended after the effective date of this Certificate to authorize corporate action further eliminating or limiting the personal liability of Officers, then the liability of an Officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.  For purposes of this Article VIII, “Officer” shall mean an individual who has been duly appointed by the Board of Directors as an officer of the Corporation and who, at the time of an act or omission as to which liability is asserted, is deemed to have consented to service of process to the registered agent of the Corporation as contemplated by 10 Del. C. § 3114(b) (for purposes of this sentence only, treating residents of Delaware as if they were nonresidents to apply such statute to this sentence). No amendment to, modification of, or repeal of this Article VIII, Section 2 shall apply to or have any effect on the liability or alleged liability of any officer of the Corporation for or with respect to any acts or omissions of such officer occurring prior to such amendment.

Section 3.  Right to Indemnification. The Corporation may indemnify to the fullest extent permitted by law as it now exists or may hereafter be amended any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative, or investigative, by reason of the fact that the person is or was a director, officer, employee, or agent of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director, officer, employee, or agent at the request of the Corporation or any predecessor to the Corporation.

Section 4.  Amendment or Repeal. Neither any amendment nor repeal of this Article VIII, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article VIII, shall eliminate or reduce the effect of this Article VIII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VIII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE IX - SECTION 203

The Corporation shall not be governed by or subject to Section 203 of the DGCL (or any successor provision thereto).

ARTICLE X - EXCLUSIVE FORUM

Section 1.  Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware or, if no court located within the State of Delaware has jurisdiction, the federal district court for the state of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or stockholder of the Corporation to the Corporation or the Corporation's stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, this Certificate or the Bylaws (as either may be amended or restated) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine; provided, however, that this sentence will not apply to any causes of action arising under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or to any claim for which the federal courts have exclusive jurisdiction. If any action the subject matter of which is within the scope of this Article X, Section 1 is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall, to the fullest extent permitted by law, be deemed to have consented to: (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce this Article X, Section 1 (an “Enforcement Action”); and (ii) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article X, Section 1.

Section 2.  Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article X, Section 2.

ARTICLE XI - AMENDMENT

The Corporation reserves the right to amend, alter, or repeal any provision contained in this Certificate, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred herein are granted subject to this reservation; provided, however, that, subject to the final sentence of this Article XI, in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Certificate, the affirmative vote of the holders of at least 66⅔%  of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to approve any amendment to this Certificate or adopt any new provision of this Certificate. Notwithstanding the foregoing, the Corporation hereby expressly elects to be governed by Section 242(d) of the DGCL, and any amendment to this Certificate permitted by Section 242(d) may be approved and adopted (i) in the case of an amendment permitted by Section 242(d)(1), solely by the board of directors and (ii) in the case of amendments permitted by Section 242(d)(2), solely by the stockholder vote specified therein and the board of directors.

ARTICLE XII - EFFECTIVE TIME

This Amended and Restated Certificate of Incorporation shall be effective upon its filing with the Secretary of State of the State of Delaware on March 12, 2025 (the “Effective Time”).

* * * *

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation on this 12th day of March, 2025.

By:	/s/ Thomas Canfield
Name: Thomas Canfield
Title: Senior Vice President, General Counsel and Secretary

[ Signature Page to Amended and Restated Certificate of Incorporation - Spirit Aviation Holdings, Inc.]